Exhibit 99.1

Global Headquarters 11013 West Broad Street Glen Allen, VA 23060-5937 www.meadwestvaco.com

Media Contact:	Investor Relations Contact:
Alison von Puschendorf	Jason Thompson
tel: +1 804-327-7284	tel: +1 804-201-2556

MeadWestvaco Reports Third Quarter Profit and Cash Flow Growth

RICHMOND, VIRGINIA – October 25, 2007 – MeadWestvaco Corporation (NYSE: MWV) today reported net income for the third quarter of 2007 of $121 million, or $0.66 per share. Included in the results are after-tax restructuring charges of $13 million, or $0.07 per share, related to asset write-downs and employee separation costs, and after-tax one-time costs of $4 million, or $0.02 per share, related to the company’s cost initiative. The results also include an after-tax gain of $53 million, or $0.29 per share, related to the sale of approximately 62,000 acres of West Virginia forestlands. Excluding the effects of above items, adjusted earnings per share were $0.46 for the third quarter of 2007 versus $0.41 for the third quarter of 2006 computed on the same basis (1). Sales in the third quarter of 2007 were $1.80 billion, a 3 percent increase compared to sales of $1.75 billion in the third quarter of 2006.

Profit from MeadWestvaco’s primary business segments increased 3 percent to $190 million in the third quarter of 2007. In the nine-month period ended September 30, 2007, profit from MeadWestvaco’s primary business segments increased 12 percent to $416 million from $372 million in the same period of 2006. In the third quarter and nine-month period of 2007, higher selling prices and improved mix and productivity more than offset higher input costs for energy, raw materials and freight.

“MeadWestvaco’s execution of our packaging strategy continues to deliver consistent earnings improvement in most of our targeted markets,” said John A. Luke, Jr., chairman and chief executive officer. “During the third quarter, we generated improved profitability for shareholders despite significantly higher costs for critical raw materials. I am confident that our solid operating performance and focus on execution will result in year-over-year fourth quarter improvement and better overall performance in 2007.”

(1) Refer to the GAAP to Non-GAAP Reconciliation presented at the end of this News Release.

Mr. Luke added, “MeadWestvaco’s strategy for profitable growth includes a relentless focus on our packaging platform, expansion into emerging markets and building a valuable land management business. We recently closed the acquisitions of Keltec Dispensing Systems and Hayes Products to augment our pump and sprayer line of business, celebrated the opening of our expanded packaging facility in Wuxi, People’s Republic of China and completed the sales of non-strategic forestlands for $493 million. These milestones are an indication that we continue to advance the strategic imperatives we laid out at the beginning of the year to build value for our shareholders.”

Quarterly Comparison

In the third quarter of 2006, net income was $56 million, or $0.31 per share. Included in the results were after-tax restructuring charges of $12 million, or $0.07 per share, related to asset write-downs and employee separation costs. In addition, the company incurred after-tax one-time costs of $6 million, or $0.03 per share, related to the company’s cost initiative.

Packaging Resources

In the Packaging Resources segment, profit in the third quarter of 2007 increased 8 percent to $97 million compared to $90 million in 2006. Sales in the third quarter of 2007 grew 4 percent to $779 million compared to $752 million in 2006. Segment profit growth and margin improvement was driven by improved price, mix and productivity. Higher input costs for wood, other raw materials and freight negatively impacted profitability. Overall paperboard packaging pricing improved 4 percent, reflecting the company’s ongoing pricing actions across its lines of business to offset inflationary costs of raw materials.

Consumer Solutions

In the Consumer Solutions segment, profit in the third quarter of 2007 was $26 million compared to $30 million in 2006, a 13 percent decrease. Sales in the third quarter of 2007 increased 4 percent to $611 million from $585 million in 2006. Improved sales in the third quarter of 2007 reflect renewed growth in the global media business and solid growth in the global healthcare and personal care businesses. The growth in media is a result of the company’s commercial refocusing efforts, resulting in improved market share for specialty media packaging. Sales were negatively impacted by market weakness in the segment’s lawn and garden business due to drought conditions in the mid-Atlantic, Southeastern and Western regions of the U.S. Segment profit decreased due to lower pricing in media and to higher raw material input costs, principally plastic resin and stainless steel, which was partially mitigated by productivity improvements.

Consumer & Office Products

In the Consumer & Office Products segment, profit in the third quarter of 2007 increased 4 percent to $51 million from $49 million in 2006. Sales in the third quarter of 2007 decreased 1 percent to $334 million compared to $339 million in 2006. Segment profit growth and margin improvement was driven by an enhanced product mix from the company’s focus on proprietary branded products while lower volume and higher costs for paper negatively impacted results. The company’s Five Star® consumer products line experienced a solid back to school season. This segment continues to be affected by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals segment, profit in the third quarter of 2007 increased 7 percent to $16 million compared to $15 million in 2006. Sales in the third quarter of 2007 were $131 million which were unchanged compared to 2006. Segment profit growth and margin improvement were driven by improved product pricing and lower selling, general and administrative expenses, which more than offset higher raw material input costs and lower volume. In the pine chemicals business, increased asphalt volume was offset by weakness in chemicals used in certain building products. In the carbon business, lower North American automotive sales continued to negatively impact both volume and mix.

Corporate and Other

Corporate and Other loss in the third quarter of 2007 was $28 million compared to $116 million in 2006. Included in the 2007 results is an $83 million pre-tax gain related to the sale of approximately 62,000 acres of West Virginia forestlands.

Other Items

MeadWestvaco recently sold approximately 290,000 acres of owned forestlands and approximately 95,000 acres of land on which the company had long-term timber rights for $493 million. In the third quarter of 2007, MeadWestvaco closed the sale of approximately 62,000 acres of owned forestlands located in West Virginia for $93 million. In the fourth quarter of 2007, MeadWestvaco closed the sale of approximately 228,000 acres of owned forestlands and approximately 95,000 acres under long-term timber contracts for $400 million. As a result of this transaction, the fourth quarter results will reflect a pre-tax gain of about $160 million. The company intends to return to shareholders proceeds obtained from these transactions.

During the third quarter of 2007, prices for energy, wood, raw materials and freight increased $36 million over the prior year. Capital spending increased to $226 million in the nine-month period ended September 30, 2007, compared to $186 million in the same period of 2006 due primarily to the addition of the dispensing and sprayer business and expansion initiatives in Wuxi, People’s Republic of China.

Cash flow from operations was approximately $370 million for the nine-month period ended September 30, 2007 compared to $351 million in the same period last year.

The annual effective tax rate for 2007 is estimated to be about 30 percent. The differences in the effective tax rates of 25 percent for the third quarter and 29 percent for the first three quarters of 2007 compared to statutory rates were primarily the result of the level and mix of domestic versus foreign earnings and the impact of certain discrete items, including a reduction in the German statutory rate.

Outlook: Fourth Quarter 2007

For the fourth quarter of 2007, MeadWestvaco expects total profit from the primary business segments to improve modestly compared to the prior year.

MeadWestvaco expects solid year-over-year segment profit improvement in its Packaging Resources segment. Backlogs remain seasonally firm for the company’s key paperboard products. Costs for wood, oil-based materials and freight are expected to remain elevated in the fourth quarter. The company, however, expects to continue to overcome the impact of input cost inflation with price realizations, mix improvements and productivity gains.

In the Consumer Solutions segment, MeadWestvaco expects segment profit to be above fourth quarter 2006 levels. Improved demand in the lawn and garden business, solid performance in beverage and food packaging and continued growth in the global personal care and healthcare packaging businesses, as well as price realizations to offset higher plastic resin and stainless steel costs, will be the primary drivers of this expected improvement.

In the Consumer & Office Products segment, MeadWestvaco expects segment profit to be similar to year-ago levels. Continued benefits from improved product mix and productivity will be offset by lower volume and higher input costs for raw materials.

In the Specialty Chemicals segment, MeadWestvaco expects segment profit to be similar to year-ago levels. Continued price improvement across all product lines will be offset by volume declines in carbon and building materials products, and by continued input cost inflation.

Conference Call

MeadWestvaco will broadcast its third quarter analyst conference call today at 10 a.m. (EDT), with access available via the Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing (888) 428-4480 (toll-free domestic) or (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EDT) today and can be accessed at (800) 475-6701 (toll-free domestic) or (320) 365-3844 (international); access code: 858439.

About MeadWestvaco

MeadWestvaco Corporation (NYSE: MWV) provides packaging solutions to many of the world’s most-admired brands in the food and beverage, media and entertainment, personal care, home and garden, cosmetics, and healthcare industries. The company has market-leading positions in its Consumer & Office Products and Specialty Chemicals businesses, and operates in more than 30 countries. MeadWestvaco manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit us at www.meadwestvaco.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s cost reduction initiative; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its forestlands; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Third Quarter ended September 30,		Three Quarters ended September 30,
	2007	2006	2007	2006
Net sales	$1,796	$1,751	$5,054	$4,755

Cost of sales	1,453	1,416	4,160	3,951
Selling, general and administrative expenses	223	217	655	644
Interest expense	55	57	163	157
Other income, net	(97)	(7)	(117)	(59)

Income before income taxes	162	68	193	62
Income tax provision	41	12	56	10

Net income	$121	$56	$137	$52

Net income per share:
Basic	$0.66	$0.31	$0.75	$0.29
Diluted	0.66	0.31	0.74	0.29

Shares used to compute net income per share:
Basic	184.5	180.8	183.5	180.7
Diluted	185.4	181.4	184.5	181.2

Consolidated Balance Sheets

In millions (Unaudited)

	At September 30, 2007	At December 31, 2006
Assets
Cash and cash equivalents	$233	$156
Accounts receivable, net	1,016	1,011
Inventories	867	715
Other current assets	350	133

Current assets	2,466	2,015

Property, plant, equipment and forestlands, net	4,223	4,523
Prepaid pension asset	964	920
Goodwill	849	851
Other assets	975	976

	$9,477	$9,285

Liabilities and shareholders’ equity
Accounts payable	$614	$552
Accrued expenses	733	702
Notes payable and current maturities of long-term debt	123	211

Current liabilities	1,470	1,465

Long-term debt	2,365	2,372
Other long-term obligations	745	738
Deferred income taxes	1,122	1,177
Shareholders’ equity	3,775	3,533

	$9,477	$9,285

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	Third Quarter ended September 30,		Three Quarters ended September 30,
	2007	2006[1]	2007	2006[1]
Sales
Packaging Resources	$779	$752	$2,266	$2,227
Consumer Solutions[2]	611	585	1,772	1,545
Consumer & Office Products	334	339	802	794
Specialty Chemicals	131	131	370	376
Corporate and other [3]	52	45	168	154

Total	1,907	1,852	5,378	5,096
Intersegment eliminations	(111)	(101)	(324)	(341)

Consolidated totals	$1,796	$1,751	$5,054	$4,755

Segment profit (loss)
Packaging Resources	$97	$90	$242	$208
Consumer Solutions[2]	26	30	70	60
Consumer & Office Products	51	49	73	61
Specialty Chemicals	16	15	31	43

Subtotal	190	184	416	372
Corporate and other [4]	(28)	(116)	(223)	(310)

Consolidated totals [5]	$162	$68	$193	$62

[1]	Prior period segment amounts have been presented to conform to the new segment structure adopted in the fourth quarter of 2006.
[2]	Consumer Solutions includes the results of Calmar since its acquisition in July 2006.
[3]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[4]

Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.

[5]	Consolidated totals represent income before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

GAAP to Non-GAAP Reconciliation

	Third Quarter ended September 30,
Unaudited	2007	2006
Earnings per share, as reported	$0.66	$0.31

Gain on sale of forestlands, net of tax (1)	(0.29)	—

Restructuring charges and one-time costs, net of tax (2)	0.09	0.10

Adjusted earnings per share	$0.46	$0.41

(1)	Gain on sale of approximately 62,000 acres of West Virginia forestlands was $53 million, net of tax of $30 million, for the third quarter of 2007.
(2)	Restructuring charges and one-time costs were $17 million, net of tax of $9 million, and $18 million, net of tax of $9 million, for the third quarter of 2007 and 2006, respectively.

MeadWestvaco Corporation and consolidated subsidiary companies

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